Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	February 12, 2004 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FIRST QUARTER
OPERATING RESULTS

CLEVELAND, OH, February 12 Hickok Incorporated (Nasdaq: HICKA), a Cleveland based supplier of products and services for automotive, locomotive, and aircraft industries, today reported improved operating results for its fiscal 2004 first quarter ended December 31, 2003.

For the quarter ended December 31, 2003, the Company recorded net income of $172,010 or 14 cents per share, compared with a net loss of $1,396,030 or $1.14 per share, in the same period a year ago. Sales in the first quarter were $3,570,409 up 46% from $2,447,948 a year ago.

Included in the Company's prior year first quarter reported net loss of $1,396,030  was the cumulative effect of a change in accounting principle related to goodwill of $1,038,542 or 85 cents per share.

Robert L. Bauman, President and CEO, said that the positive operating results were due primarily to increased sales of emissions products resulting from the rollout of the Pennsylvania emissions program. The Company also saw increased order activity from aircraft industry customers. In addition other segments of the Company's business are showing signs of activity and revenue growth is anticipated in other key products during the current fiscal year. He also cautioned that while the first quarter of the fiscal year was encouraging, gains equalling the first quarter as compared to last year were unlikely to continue, however he was optimistic that improving economic conditions coupled with the Pennsylvania emissions program will result in improved sales and operating results for the remainder of fiscal 2004 when compared with the previous year.

Backlog at December 31, 2003 was $3,626,000 an increase of 195% from the backlog of $1,229,000 a year earlier. The increase was due primarily to increased orders in automotive diagnostic products of $1,907,000, specifically, ($1,871,000) for emission products related to the rollout of the Pennsylvania emission program. Also contributing to the increase ($349,000) for indicators and gauges that depend heavily on the business aircraft market for orders and ($141,000) for training  programs. The Company anticipates that most of the current backlog will be shipped in fiscal 2004.

The Company's financial position remains strong, with current assets of $8,229,274 that are 5.9 times current liabilities, and no long-term debt, and working capital of  $6,836,047.  At December 31, 2003 shareholder's equity was $9,629,584 or $7.89 per share.

Hickok provides products and services primarily for the automotive, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications and provides repair training programs.

Certain statements in this news release, including discussions of management's expectations for fiscal 2004, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS
Period ended December 31	2003	2002
Net sales	$3,570,409	$2,447,948
Income (loss) before Income tax	260,710	(542,488)
Income (recovery of) taxes	88,700	(185,000)
Net income (loss) before cumulative effect of change in accounting principle, net of tax	172,010	(357,488)
Cumulative effect of change in accounting for Goodwill, net of tax of $536,000	-	(1,038,542)
Net income (loss)	172,010	(1,396,030)

Basic income (loss) per share before cumulative effect of accounting change	.14	(.29)
Basic income (loss) per share	.14	(1.14)
Diluted income (loss) per share before cumulative effect of accounting change	.14	(.29)
Diluted income (loss) per share	.14	(1.14)

Weighted average shares outstanding	1,219,750	1,219,750